EXHIBIT 99

EMC Insurance Group Inc. Comments on 2014 Statutory
Financial Information Released by its Parent
Company, Employers Mutual Casualty Company

DES MOINES, Iowa (January 30, 2015) - Employers Mutual Casualty Company (Employers Mutual), the parent company of EMC Insurance Group Inc. (NASDAQ OMX/GS:EMCI) (the “Company”), today announced to its employees that the statutory combined trade ratio of the EMC Insurance Companies for the year ended December 31, 2014, was 101.8 percent. This announcement was made in conjunction with a company-wide disclosure of the results of Employers Mutual’s 2014 contingent salary plan. This statutory combined trade ratio is not prepared on the basis of generally accepted accounting principles (GAAP) and reflects the operating results of all insurance company subsidiaries and affiliates of Employers Mutual, including the subsidiaries of the Company.

Additional year-end 2014 statutory financial information released by Employers Mutual included net written premium growth of 5.6 percent and an increase in policyholders’ surplus of 8.7 percent.

The Company’s statutory combined trade ratio for the year ended December 31, 2014 was 101.6 percent. This statutory combined trade ratio should not be considered indicative of the GAAP combined ratio or any other operating results for the year ended December 31, 2014 that will be reported by the Company on February 13, 2015.

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the NASDAQ OMX Stock Market under the symbol EMCI. Additional information regarding EMC Insurance Group Inc. may be found at www.emcins.com/ir. EMCI’s parent company is Employers Mutual Casualty Company (EMCC). EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.